Structured Asset Mortgage Investments II Trust 2007-AR6
Issuing Entity

Wells Fargo Bank, National Association
Master Servicer and Securities Administrator

Structured Asset Mortgage Investments II Inc.
Depositor

Structured Asset Mortgage Investments II Trust 2007-AR6
Mortgage Pass-Through Certificates, Series 2007-AR6

Supplement dated December 27, 2007
to Prospectus Supplement dated October 30, 2007
to Prospectus dated June 28, 2007

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated October 30, 2007.

1. Notwithstanding anything to the contrary provided in the Prospectus Supplement, net deferred interest will not be allocated to any class of Interest-Only Certificates to reduce the interest accrued and payable thereon, and none of the Interest-Only Certificates will have a certificate principal balance or receive any payments in respect of principal.

2. The first paragraph under the caption “Interest-Only Certificates:”, on page S-8 of the Prospectus Supplement, is hereby deleted.

3. The second paragraph under the caption “Interest-Only Certificates:”, on page S-8 of the Prospectus Supplement, is hereby revised to add the following new sentence at the end thereof: “Neither the Class X-1 Certificates nor the Class X-2 Certificates have a principal balance.”

4. The sixth paragraph under the caption “Description of the Certificates—Distributions on the Certificates—Interest Funds”, on page S-53 of the Prospectus Supplement, is hereby deleted in its entirety and replaced with the following paragraph (added language in bold and underlined):

As described in the definition of “Current Interest,” the Current Interest on each class of Certificates is subject to reduction in the event of specified interest shortfalls allocable thereto, shortfalls resulting from Net Deferred Interest allocable thereto (other than the Interest-Only Certificates), and the interest portion of Realized Losses on the related mortgage loans allocated thereto.

5. The first paragraph under the caption “Description of the Certificates—Distributions on the Certificates—Principal Distribution Amounts”, on page S-53 of the Prospectus Supplement, is hereby revised to replace the words “Offered Certificates” with the words “Class A and Class B Certificates”.

6. Priority 1. of paragraph (A) under the caption “Description of the Certificates—Distributions on the Certificates—Principal Distribution Amounts”, on page S-53 of the Prospectus Supplement, is hereby revised to replace the words “Senior Certificates” with the words “Class A Certificates”.

7. Priority 1. of paragraph (B) under the caption “Description of the Certificates—Distributions on the Certificates—Principal Distribution Amounts”, on page S-54 of the Prospectus Supplement, is hereby revised to replace the words “Senior Certificates” with the words “Class A Certificates”.

8. The definition of “Certificate Principal Balance” under the caption “Glossary”, on page S-118 of the Prospectus Supplement, is hereby revised to add the parenthetical “(other than the Interest-Only Certificates)” immediately following to the words “With respect to any Certificate” therein.

9. Clause (ii) of the definition of “Current Interest” under the caption “Glossary”, on page S-130 of the Prospectus Supplement, is hereby revised to add the words “except with respect to the Interest-Only Certificates,” immediately prior to the words “any shortfalls resulting from Net Deferred Interest” therein.

10. The definition of “Net Deferred Interest” under the caption “Glossary”, on page S-135 of the Prospectus Supplement, is hereby revised to delete the third paragraph starting with the words “With respect to the Interest-Only Certificates” therein.

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.